Exhibit 10.27

100 Pearl Street, Hartford, CT 06103	800.248.7971	VIRTUS.COM

May 18, 2010

Mr. Jeffrey Cerutti

2 Washburn Road

Mount Kisco, NY 10549

VIA EMAIL

Dear Jeff:

I am pleased to extend an offer of employment for a senior position with our company. Your employment start date will be no earlier than June 1, 2010. The structure of our offer is as follows:

Position:	Executive Vice President, Head of Retail Distribution, reporting to the Chief Executive Officer.

Base Salary:	A base salary of $12,500 per semi-monthly pay period, annualized to be $300,000.

Sign-On Bonus:	A sign-on bonus of $50,000. One-half ($25,000) would be payable on the first payroll cycle after your hire date. The remaining half ($25,000) would be payable after your sixth month anniversary and is contingent upon your continued active employment at the time payment is made. You would be required to repay the entire amount if within the first year of employment, you voluntarily leave for any reason or if your employment is terminated for “just cause” as defined in our Severance Allowance Plan.

Incentive:	You will participate in the incentive programs similar to other senior executives. Your 2010 annual incentive target would be $600,000 and your Long-term incentive target would be $300,000. Awards are expected to be determined at year-end and paid-out (or issued if equity) on March 15, 2011. For your 2010 annual incentive award, you will receive the actual award as determined by the plan, or $400,000, whichever is greater, contingent upon your continued active employment at the time payment is made.

Severance:	We will recommend your participation in any Executive Severance Plan in place for senior executives to the Board of Directors.

Equity Grant:	We will recommend to the Board of Directors, at the earliest opportunity following your employment start date, an equity grant up to a value on the grant date of $200,000. The award is expected to be a combination of Restricted Stock Units and Stock Options. The Restricted Stock Unit portion would be valued based on the closing price of Virtus stock (NASDAQ:VRTS) on the date of grant. The value of the stock options would be computed in accordance with Generally Accepted Accounting Principles using the Black-Scholes model on the date of the award.

Securities distributed by VP Distributors, Inc.

100 Pearl Street, Hartford, CT 06103	800.248.7971	VIRTUS.COM

J. Cerutti, page 2

Benefit Plans:	As a Virtus employee, you will be eligible for benefit plans similar to other senior executives including vacation, paid holidays, medical, dental, vision, disability, group life, our Savings and Investment (401k) Plan and our Employee Stock Purchase Plan, among other programs. Virtus reserves the right to change benefit plans at any time. Upon your hire we will arrange for your orientation which will include a complete review of benefit programs.

Our offer of employment is made in good faith; however, it is contingent upon the ratification by the Compensation Committee of the Virtus Board of Directors, as well as the successful fulfillment of our pre-employment screening process as follows:

1.	Completion of our Employment Application including your signature.

2.	Acceptable background check results including credit and FINRA

3.	Your acceptance and signature to statements concerning our Code of Conduct, Conflict of Interest and Confidentiality.

The following steps are necessary for you to acknowledge our offer:

1.	Read, complete and sign the Employment Application, the Notice and Authorization Regarding Investigative Consumer Reports form, the FINRA pre-hire form and the below acknowledgement of offer.

2.	Return all forms to me within two days of receiving this offer, according to the below instructions.

Jeff, we are hopeful you will be joining our team. Please continue to call me if you have any questions.

Sincerely,

/s/ Suzanne Odaynik
Suzanne Odaynik
Head of Human Resources

CC: George R. Aylward

Securities distributed by VP Distributors, Inc.

100 Pearl Street, Hartford, CT 06103	800.248.7971	VIRTUS.COM

Jeffrey Cerutti

ACCEPTANCE OF EMPLOYMENT OFFER

I hereby accept employment based on the conditions described in this offer letter. I also understand that the representations in this letter and in my meetings with Virtus should not be construed in any manner as a proposed contract for any fixed term. I further understand that I am employed as an at-will employee, meaning Virtus or I may terminate my employment at any time with or without cause, with or without notice.

I also understand that a condition of employment includes the acknowledgement and signing of the Virtus Code of Conduct, Conflict of Interest, and Confidentiality agreements and any other forms and processes as required by the Virtus Compliance Department.

I understand this offer and compensation plan is to remain strictly confidential.

I understand that according to federal law, all individuals who are hired must, as a condition of employment, produce certain documentation to verify their identity and work authorization. As a consequence, I understand that any offer of employment will be contingent on my ability to produce the required documentation within the time period stated by law.

/s/ Jeffrey Cerutti
Jeffrey Cerutti

May 19, 2010
Date

Fax to:

Suzanne Odaynik– 860-241-1097 (Direct and Confidential)

Or

Image as PDF & Email to: Suzanne.Odaynik@virtus.com

Securities distributed by VP Distributors, Inc.